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                                                                    EXHIBIT 99.1

For Immediate Release
---------------------
January 26, 1998


             FIRST MERCHANTS OBTAINS APPROVAL OF ITS DISCLOSURE
               STATEMENT AND NOTICE PROCEDURES FOR TRADING OF
               CERTAIN CREDITOR CLAIMS AND COMMON STOCK SHARES



     DEERFIELD, Ill./Jan. 26 - The Delaware Court where the Chapter 11 case of First Merchants Acceptance Corporation ("FMAC") is pending approved the adequacy of the information in FMAC's disclosure statement on January 21, 1998 and set a hearing on confirmation of the Chapter 11 plan described in that disclosure statement for March 3, 1998, at 4:30 p.m. The Plan provides for issuance of $44 million of new debt to the unsecured creditors as set forth in the Plan. It also provides for 57% of the equity of the reorganized FMAC to be distributed pro rata to holders of the 1995 Subordinated Reset Notes and holders of trade and other general unsecured claims against FMAC and 43% of such equity to be distributed pro rata to holders of the 1996 Subordinated Reset Notes. The Plan further provides that the stock of existing common shareholders in FMAC would be cancelled on the effective date of the Plan and such shareholders would receive the benefit of 3 year warrants to purchase at least 32,500 shares of common stock of Ugly Duckling Corporation ("UDC"), which warrants would have an exercise price of $20 per share and would be callable by UDC if UDC's common stock trades at $28.50 per share for 10 consecutive trading days. Parties should refer to FMAC's Chapter 11 plan and disclosure statement and exhibits thereto for a full summary of all relevant terms and conditions. A written prospectus with respect to the UDC Warrants will be distributed along with the Plan and Disclosure Statement.

     The Court also entered an interim order on January 21, 1998 establishing procedures under which any party or group who proposes or intends to acquire or accumulate or sell (i) more than 300,000 shares of existing FMAC stock or add additional shares to or so as to create such a block, or (ii) any unsecured claims against FMAC (other than claims relating to the 1996 Subordinated Reset Notes issued by FMAC), must give a written notice to FMAC before such transaction becomes effective. There is a 30 day waiting period and if FMAC objects during such 30 day period, the transaction will not become effective until it is approved by the Delaware Court.

     FMAC believes that this relief is necessary to protect its net operating loss carryforwards, which are believed to be approximately $70 million, and that these carryforwards will be critical to its ability to confirm its plan and maximize creditor recoveries thereunder.

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     First Merchants is a national specialty finance company, which prior to its Chapter 11 filing was primarily engaged in financing the purchase of used automobiles by consumers who have limited access to traditional sources of credit. It is no longer purchasing such paper and its current business is concentrated on collecting the existing receivables in its portfolios.